Exhibit 4.14

Execution Version

CESSION AND PLEDGE IN SECURITY

by

SIBANYE GOLD LIMITED

(as Pledgor)

in favour of

OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED

(as Debt Guarantor)

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	INTRODUCTION	6
3.	CESSION AND PLEDGE IN SECURITY	6
4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE PLEDGOR	7
5.	DELIVERY OF DOCUMENTS OF TITLE AND AUTHORISATIONS TO THE DEBT GUARANTOR	8
6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE PLEDGED SHARES AND THE CEDED RIGHTS	9
7.	REALISATION	10
8.	APPROPRIATION OF PROCEEDS	11
9.	AUTHORITY	12
10.	DURATION	12
11.	ADDITIONAL SECURITY	12
12.	PLEDGOR BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES	12
13.	PLEDGED SHARES AND CEDED RIGHTS TO BE KEPT FREE OF ENCUMBRANCES	13
14.	EXEMPTION FROM LIABILITY	13
15.	CERTIFICATE OF INDEBTEDNESS	14
16.	RENUNCIATION OF BENEFITS	14
17.	STIPULATION	14
18.	CESSION, ASSIGNMENT AND DELEGATION	14
19.	REMEDIES CUMULATIVE	14
20.	NOTICES AND DOMICILIA	14
21.	SEVERABILITY	16
22.	COUNTERPARTS	16
23.	WAIVER OF IMMUNITY	16
24.	SOLE AGREEMENT	16
25.	NO IMPLIED TERMS	16
26.	EXTENSIONS AND WAIVERS	16
27.	INDEPENDENT ADVICE	17
28.	FURTHER ASSURANCES	17
29.	AMENDMENTS	17
30.	GOVERNING LAW	17
31.	JURISDICTION	17
	SCHEDULE 1 FORM OF NOTICE AND ACKNOWLEDGEMENT TO NEWSHELF	20

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PARTIES:

This Cession is made by:

(1)	SIBANYE GOLD LIMITED, a company registered in accordance with the laws of South Africa under registration number 2002/031431/06 (Pledgor);

in favour of:

(2)	OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED, a company registered in accordance with the laws of South Africa under registration number 2013/013189/07 (Debt Guarantor).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless the context indicates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1.	Agreement means this Cession and Pledge in securitatem debiti;

1.1.2.	Business Day means any day (other than a Saturday, Sunday or an official public holiday in South Africa within the meaning of the Public Holidays Act, 1994) on which banks generally are open for business in Johannesburg;

1.1.3.	Ceded Rights means all of the Pledgor’s rights of any nature whatsoever to and interests of any nature whatsoever in:

1.1.3.1.	the Pledged Shares;

1.1.3.2.	the Pledged Share Distributions;

1.1.3.3.	any Disposal Proceeds; and

1.1.3.4.	any Shareholder Claims,

whether actual, prospective or contingent, direct or indirect, whether a claim to the payment of money or to the performance of any other obligation, and whether or not the said rights and interests were within the contemplation of the Parties at the Signature Date, including, without limitation, the right to compel performance and otherwise exercise all rights and remedies thereunder, pursuant thereto or in connection therewith;

1.1.4.	Counter Indemnity Agreement means the written agreement entitled “Counter Indemnity Agreement” concluded between the Debt Guarantor and Sibanye on or about the 22 August 2013;

1.1.5.	Debt Guarantee has the meaning given in the Counter Indemnity Agreement;

1.1.6.	Debt Guarantor means Opiconsivia Trading 305 (RF) Proprietary Limited, a private company duly incorporated according to the company laws of South Africa, with registration number 2013/013189/07;

1.1.7.	Discharge Date has the meaning given in the Counter Indemnity Agreement;

1.1.8.	Disposal means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions), and Dispose and Disposed shall have a corresponding meaning;

1.1.9.	Disposal Proceeds means the consideration receivable by the Pledgor for any Disposal of Pledged Shares made by the Pledgor;

1.1.10.	Distribution means any payment (whether in cash or in specie) by way of interest or principal (whether in respect of an intercompany loan or otherwise), dividend, fee (including any management or advisory fee), royalty or other distribution or payment (including, without limitation, by way of the repurchase of any shares) by or on behalf of a company to or for the account of any direct or indirect shareholder of that company or an affiliate (other than any subsidiary of that company), or direct or indirect shareholder, of that shareholder;

1.1.11.	Documents of Title shall bear the meaning defined in Clause 5.1 (Delivery of Documents of Title and authorisations to the Debt Guarantor);

1.1.12.	Event of Default means:

1.1.12.1.	an Event of Default (as defined in the Facility Agreement); and

1.1.12.2.	any other event of default, howsoever described in any Finance Document to which Sibanye or any other Obligor and the Debt Guarantor are a party;

1.1.13.	Facility Agreement means the written agreement entitled “Term and Revolving Credit Facility Agreement” entered into among Sibanye and Absa Bank Limited, Bank of China Limited, Johannesburg Branch, FirstRand Bank Limited (acting through its Rand Merchant Bank division), Investec Bank Limited (acting through its Corporate and Institutional Banking Division), Nedbank Limited (acting through its Nedbank Corporate and Nedbank Capital divisions), JPMorgan Chase Bank, N.A., Johannesburg Branch, The Standard Bank of South Africa Limited on or about 10 December 2013, as amended by a first addendum on or about 13 March 2014, by a second addendum on or about 13 May 2014, by a third addendum on or about 22 July 2014 and a fourth addendum on or about 13 August 2014;

1.1.14.	Finance Documents has the meaning given in the Counter Indemnity Agreement;

1.1.15.	Finance Party has the meaning given in the Counter Indemnity Agreement;

1.1.16.	Newshelf means Newshelf 1114 Proprietary Limited, a private company duly incorporated under the laws of South Africa with registration number 2010/018841/07;

1.1.17.	Parties means:

1.1.17.1.	the Pledgor; and

1.1.17.2.	the Debt Guarantor,

and Party means, as the context requires, any of them;

1.1.18.	Pledged Shares means any and all shares, including any preference shares, owned or held by the Pledgor in the share capital of Newshelf, from time to time;

1.1.19.	Pledged Share Distribution means any Distribution to, or for the account of, the Pledgor as holder of the Pledged Shares;

1.1.20.	Pledgor means Sibanye;

1.1.21.	Secured Obligations means any and all of the Pledgor’s obligations or indebtedness (whether actual or contingent, present or future) from whatsoever cause and howsoever arising owing to the Debt Guarantor under the Counter Indemnity Agreement;

1.1.22.	Security Cession means the pledge and cession in securitatem debiti contemplated by this Agreement;

1.1.23.	Shareholder Claims means all current and future claims of whatsoever nature that the Pledgor may have or in the future acquire against Newshelf (including in respect of or by virtue of its shareholding in Newshelf), whether in the form of shareholder loans, intercompany loans, any other form of credit provided or otherwise together with the benefit of any security interest given to, or for the time being held by, the Pledgor in respect of such claims;

1.1.24.	Sibanye means Sibanye Gold Limited, a public company duly incorporated under the laws of South Africa with registration number 2002/031431/06;

1.1.25.	Signature Date means the date of the signature of the Party last signing this Agreement in time; and

1.1.26.	Subsidiary means a “subsidiary” as defined in the Companies Act, 2008 and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act, 2008.

1.2.	Interpretation

1.2.1.	Any reference in this Agreement to:

1.2.1.1.	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

1.2.1.2.	assets includes properties, revenues and rights of every description;

1.2.1.3.	authority means any government or governmental, administrative, fiscal or judicial authority, body, court, department, commission, tribunal, registry or any state owned or controlled authority which principally performs governmental functions;

1.2.1.4.	a clause shall, subject to any contrary indication, be construed as a reference to a clause hereof;

1.2.1.5.	the words including and in particular are used by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any of the preceding words;

1.2.1.6.	law shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, directive, requirement of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

1.2.1.7.	a month means a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day but one in the next calendar month, except that:

1.2.1.7.1.	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

1.2.1.7.2.	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

1.2.1.8.	the words other and otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

1.2.1.9.	a person shall be construed as a reference to any natural person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.1.10.	security interest means any mortgage, pledge, lien, charge, assignment, cession, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security; and

1.2.1.11.	an Event of Default is continuing if it has not been remedied and waived.

1.2.2.	Unless inconsistent with the context or save where the contrary is expressly indicated in this Agreement:

1.2.2.1.	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

1.2.2.2.	when any number of days is prescribed in this Agreement, same shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.2.2.3.	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the immediately succeeding Business Day;

1.2.2.4.	in the event that the day for performance of any obligation (other than a payment obligation) to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the immediately succeeding Business Day;

1.2.2.5.	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

1.2.2.6.	any reference in this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.2.2.7.	except as expressly provided for in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

1.2.2.8.	a reference to a Party includes that Party’s lawful successors-in-title and permitted assigns;

1.2.2.9.	where any Party is required to provide any consent or approval or agree to the actions of any other Party, the request for such consent or approval or agreement shall be in writing and such consent or approval or agreement shall be in writing and shall not be unreasonably withheld or delayed.

1.2.3.	The headings to the clauses and Schedules of this Agreement are for reference purposes only and shall in no way govern nor affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause or Schedule thereof.

1.2.4.	Unless inconsistent with the context, an expression in this Agreement which denotes:

1.2.4.1.	any one gender includes the other genders;

1.2.4.2.	a natural person includes an artificial person and vice versa; and

1.2.4.3.	the singular includes the plural and vice versa.

1.2.5.	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in any interpretation clause.

1.2.6.	The rule of construction, in the event of ambiguity, that the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

1.2.7.	This Agreement shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

1.2.8.	The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.2.9.	Where figures are referred to in numerals and in words in this Agreement, if there is any conflict between the two, the words shall prevail.

2.	INTRODUCTION

2.1.	The Pledgor has entered into the Counter Indemnity Agreement with, inter alia, the Debt Guarantor, in order to indemnify the Debt Guarantor against any claim made against the Debt Guarantor under the Debt Guarantees.

2.2.	As security for the due performance of the Secured Obligations, the Pledgor has agreed to cede in securitatem debiti all of the Ceded Rights and to pledge the Pledged Shares to the Debt Guarantor on the terms and subject to the conditions set out in this Agreement.

3.	CESSION AND PLEDGE IN SECURITY

3.1.	With effect from the Signature Date, the Pledgor hereby pledges to the Debt Guarantor all of the Pledged Shares and cedes in securitatem debiti to the Debt Guarantor all of the Ceded Rights as a continuing general covering collateral security for the due, proper and timeous payment and performance in full of all of the Secured Obligations, on the terms and conditions set out in this Agreement, which pledge and cession the Debt Guarantor hereby accepts.

3.2.

Without prejudice to the representations and warranties given by the Pledgor to the Debt Guarantor pursuant to Clause 4 (Warranties, Representations and Undertakings by the Pledgor) and without prejudice to the rights of the Debt Guarantor or any other Finance Party consequent upon any breach of such representations and warranties, if the Pledged Shares and/or the Ceded Rights are subject to any right in breach of the representations and warranties in Clause 4.1.4 (Warranties, Representations and Undertakings by the Pledgor), this Agreement shall (without prejudice to any other rights the Debt Guarantor and/or the Finance Parties may have pursuant to the any Finance Document(s) and without affecting the operation of this Agreement in respect of those of the Ceded Rights which have not been so ceded or pledged to another person) constitute a cession in securitatem debiti to the Debt Guarantor of the Pledgor’s reversionary rights or other interests (including all of the

Pledgor’s rights of action against such other person/s and any rights which now or may in the future vest in the Pledgor pursuant to such reversionary rights) in respect of those Ceded Rights, which are hereby ceded in securitatem debiti to the Debt Guarantor with effect from the Signature Date, which cession the Debt Guarantor hereby accepts. The Debt Guarantor shall be entitled to notify any such other person of this Agreement, and if any such other person is entitled to possession of any of the documents referred to in Clause 5 (Delivery of Documents of Title and authorisations to the Debt Guarantor), then the Pledgor shall deliver photocopies of the documents to the Debt Guarantor, and as soon as such person ceases to be entitled to possession or gives up possession of the documents, the Pledgor shall deliver the relevant documents to the Debt Guarantor.

3.3.	This Security Cession is intended to operate as a pledge and a cession of each part of and all of the Pledged Shares and the Ceded Rights, individually and collectively.

3.4.	If, for any reason, any security interests intended to be created under this Agreement are, or become, illegal, invalid or unenforceable in respect of some of the Pledged Shares or the Ceded Rights, then the pledge of those Pledged Shares and/or the cession of those Ceded Rights, as the case may be, shall be severed from this Agreement, and this Agreement and all the security interests created over the remainder of the Pledged Shares and the Ceded Rights shall continue in full force and effect.

3.5.	The Security Cession contemplated by this Agreement operates as a security cession and pledge and not as an out and out or outright cession and the Pledgor retains bare ownership of the Pledged Shares and the Ceded Rights, subject to the rights of the Debt Guarantor as secured creditor.

4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE PLEDGOR

4.1.	The Pledgor until the Discharge Date:

4.1.1.	warrants and represents that, as at the Signature Date and on each day that this Agreement is in force thereafter, save as otherwise provided in the Finance Documents, it is and will remain the sole and beneficial owner of the Pledged Shares and all Ceded Rights to the exclusion of all others and no person has an option or right of refusal over the Pledged Shares and/or the Ceded Rights;

4.1.2.	warrants and represents, as at the Signature Date and on each day that this Agreement is in force thereafter, that the Pledged Shares are fully paid for;

4.1.3.	warrants and represents, as at the Signature Date and on each day that this Agreement is in force thereafter, that the Pledged Shares have been transferred to it or issued to it or subscribed for by it in accordance and in compliance with all applicable laws and/or regulations;

4.1.4.	warrants and represents, as at the Signature Date and on each day that this Agreement is in force thereafter, that the Pledged Shares pledged and the Ceded Rights ceded to the Debt Guarantor under this Agreement have not been pledged and/or ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of or hypothecated, nor are they subject to any other rights in favour of any person;

4.1.5.	warrants and represents, with effect from the Signature Date and on each day that this Agreement is in force thereafter, that the grant of the Security Cession and the fulfilment of its obligations in accordance with the terms hereof do not contravene any law, regulation or any contractual obligation binding on it;

4.1.6.	warrants and represents, with effect from the Signature Date and on each day that this Agreement is in force, that it is acting as principal and is not entering into this Agreement as agent for any other party;

4.1.7.	shall promptly inform the Debt Guarantor, in writing, of any occurrence of which it is aware which may become, or may reasonably be expected to become, an occurrence which might adversely affect the Pledgor’s ability to perform under this Agreement;

4.1.8.	on each day that this Agreement is in force, waives any and all rights in respect of the Pledged Shares and/or the Ceded Rights which it may have in conflict with the rights of the Debt Guarantor under this Agreement;

4.1.9.	acknowledges and agrees that, on each day that this Agreement is in force, it may not and shall not pledge, cede, assign or transfer or subject to the provisions of the other Finance Documents in any other manner encumber or deal with the Pledged Shares and/or the Ceded Rights other than as contemplated in this Agreement, without the prior written approval of the Debt Guarantor; and

4.1.10.	undertakes and agrees, on each day that this Agreement is in force, to the extent possible and within the control of the Pledgor not to take any corporate or other action which is reasonably likely to result in any reduction in the value of, or rights relating to, the Pledged Shares and/or the Ceded Rights without the prior written approval of the Debt Guarantor.

4.2.	It is recorded that the Debt Guarantor has entered into the Finance Documents on the strength of and relying on the warranties and representations in this Clause 4, each of which shall be deemed to be a separate warranty and representation, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Debt Guarantor to enter into the Finance Documents.

5.	DELIVERY OF DOCUMENTS OF TITLE AND AUTHORISATIONS TO THE DEBT GUARANTOR

5.1.	The Pledgor shall, by no later than the Signature Date, and in respect of any Pledged Shares of which the Pledgor becomes the beneficial holder on a date falling after the Signature Date, within 3 (three) Business Days of such date, deliver (or procure the delivery) to the Debt Guarantor:

5.1.1.	the original share certificates in respect of the relevant Pledged Shares;

5.1.2.	the share transfer forms in respect of the relevant Pledged Shares duly signed by the Pledgor as transferor and in blank as to transferee;

5.1.3.	a written notice and acknowledgement, substantially in the form of Schedule 1 (Notice and Acknowledgment to Newshelf) hereto, notifying Newshelf of the Security Cession and signed by Newshelf, irrevocably acknowledging and approving the Security Cession and consenting to any transfer of relevant Pledged Shares arising pursuant to the enforcement of the rights of the Debt Guarantor under this Agreement; and

5.1.4.	copies of the resolutions of the directors of Newshelf substantially in the form agreed with the Debt Guarantor, noting and consenting to the Security Cession created in terms of this Agreement and approving any transfer of the relevant Pledged Shares pursuant to this Agreement,

(all such documents referred to in this Clause 5.1 referred to herein as the Documents of Title).

5.2.	The Debt Guarantor shall be entitled to retain possession of the Documents of Title and to deal with them in accordance with the provisions of the Finance Documents (including this Agreement), until the Discharge Date, whereupon the Documents of Title shall be returned to the Pledgor (unless the Debt Guarantor has exercised its rights under Clause 7 (Realisation) in relation to the Ceded Rights and/or the Pledged Shares to which the relevant Document of Title relate.

5.3.	The Pledgor shall deliver to the Debt Guarantor any other documents relating to the Pledged Shares and/or the Ceded Rights for which it may at any time reasonably call, which documents shall be delivered to the Debt Guarantor within a reasonable period, as agreed between the Debt Guarantor and the Pledgor and, failing such agreement, within 10 (ten) Business Days of such request.

5.4.	The Pledgor shall generally do everything that reasonably may be required by the Debt Guarantor for the purposes of and to give effect to this Agreement, failing which the Debt Guarantor may, if possible, attend thereto and recover from the Pledgor any expenses incurred in doing so within 5 (five) Business Days of written demand by the Debt Guarantor.

5.5.	A breach by the Pledgor of its obligations to deliver any document and/or instrument in terms of this Clause 5 shall not:

5.5.1.	affect the legality, validity or binding effects of the cession and pledge of the Ceded Rights and Pledged Shares embodied in this Agreement; and

5.5.2.	affect, or in any manner, impinge upon the rights of, the Debt Guarantor under this Agreement.

6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE PLEDGED SHARES AND THE CEDED RIGHTS

6.1.	This Agreement operates in respect of all rights, powers and privileges attaching to the Pledged Shares and the Ceded Rights, including but not limited to those set out in Clause 6.2 and such rights, powers and privileges shall accordingly vest in the Debt Guarantor with the power to exercise them either in its own name or in the name of the Pledgor, upon the occurrence of an Event of Default which is continuing. Alternatively, the Pledgor shall, if the Debt Guarantor so directs upon the occurrence of an Event of Default which is continuing, exercise the Debt Guarantor’s rights, powers and privileges in its own name and to the greatest extent permitted by applicable law.

6.2.	Subject to Clause 6.1, such rights, powers and privileges attaching to the Pledged Shares and/or the Ceded Rights include (but are not limited to) the following:

6.2.1.	the right to receive in its own name and for its own account payment of the dividends, interest and other benefits and Distributions which become due in respect of the Pledged Shares and/or the Ceded Rights from time to time;

6.2.2.	the right to receive notices of every general meeting of shareholders of Newshelf, which notices are to be forwarded to the Debt Guarantor just as if it was a shareholder of Newshelf; and

6.2.3.	the right to attend every general meeting of the shareholders of Newshelf and to exercise the votes attaching to the Pledged Shares (if applicable) at such meetings.

6.3.	Notwithstanding anything to the contrary contained in this Agreement, prior to the occurrence of an Event of Default which is continuing, the Pledgor will be entitled to exercise the rights in terms of Clause 6.2 in respect of the Pledged Shares and the Ceded Rights without the consent of the Debt Guarantor.

7.	REALISATION

7.1.	If any Event of Default occurs and is continuing, the Pledgor hereby irrevocably and unconditionally authorises and empowers the Debt Guarantor or its nominee (on behalf of the Debt Guarantor), without any further authority or consent of any nature whatsoever required from the Pledgor, and in the name of the Debt Guarantor or its nominee or in the name of the Pledgor:

7.1.1.	to exercise all or any of the rights, including voting rights, powers and privileges attached to the Pledged Shares, powers and privileges and enforce all or any obligations attaching to the Pledged Shares and/or the Ceded Rights in such manner and on such terms as the Debt Guarantor in its sole discretion deems fit; and/or

7.1.2.	to receive payment for, delivery of and/or performance in respect of, the Pledged Shares and/or the Ceded Rights in its own name; and/or

7.1.3.	at the election of the Debt Guarantor:

7.1.3.1.	to sell or otherwise realise the Pledged Shares and/or the Ceded Rights or any one of them by public auction; or

7.1.3.2.	to sell or otherwise realise the Pledged Shares and/or the Ceded Rights by private treaty on reasonable notice to the Pledgor; or

7.1.3.3.

to take over the Pledged Shares and/or the Ceded Rights at a fair value which, in the absence of agreement within 10 (ten) Business Days after delivery by the Debt Guarantor to the Pledgor of a written notice stating that the Debt Guarantor intends to exercise its rights pursuant to this Clause 7.1.3.3, shall be determined by an independent accountant from either of KPMG, Deloitte, EY or PricewaterhouseCoopers or a merchant bank agreed to by the Parties or, failing agreement within 5 (five) Business Days, appointed, at the request of either the Debt Guarantor or the Pledgor, by the President for the time being of the Southern African Institute of Chartered Accountants (or the successor body thereto) (which independent accountant or merchant bank shall act as an expert and not as an arbitrator, shall be instructed to make his determination within 10 (ten) Business Days after being requested to do so and shall determine the liability for his charges which will be paid accordingly); and/or

7.1.3.4.	to institute any legal proceedings which the Debt Guarantor may deem necessary in connection with any sale or other realisation or transfer of any of the Pledged Shares and/or the Ceded Rights by the Debt Guarantor or its nominee; and/or

7.1.3.5.	to convey valid title in the Pledged Shares and/or the Ceded Rights to any purchaser thereof (including the Debt Guarantor); and/or

7.1.3.6.	to take all such further or other steps as the Debt Guarantor may consider necessary to deal with the Pledged Shares and/or the Ceded Rights.

7.2.	On the Debt Guarantor taking any actions in terms of Clause 7.1, or otherwise as required by the Debt Guarantor, the Pledgor shall on written demand by the Debt Guarantor:

7.2.1.	notify any relevant person required by the Debt Guarantor, in writing that payment for, delivery of or performance in respect of the Pledged Shares and/or the Ceded Rights must be made to the Debt Guarantor, and that payment, delivery or performance to the Pledgor or to anyone else will not constitute valid payment, delivery or performance, and the Debt Guarantor shall be entitled to do likewise. The Pledgor shall on demand by the Debt Guarantor provide proof that such notification has been duly given;

7.2.2.	refuse to accept any payment, delivery or performance tendered in respect of any of the Pledged Shares and/or the Ceded Rights in order that such payment, delivery or performance be tendered to the Debt Guarantor, which will apply any payment so received in accordance with the provisions of Clause 8 (Appropriation of proceeds); and

7.2.3.	at its own cost carry out any lawful directions the Debt Guarantor may give in regard to the realisation of the Pledged Shares and/or the Ceded Rights and sign any document or do any other lawful act necessary to vest the Pledged Shares and/or the Ceded Rights in the Debt Guarantor, to enable the sale or Disposal of the Pledged Shares and/or the Ceded Rights, which may otherwise be necessary or required to perfect the Security Cession created in this Agreement.

7.3.	Notwithstanding anything to the contrary contained in this Agreement, the Debt Guarantor shall not be obliged to take any particular steps to collect or otherwise enforce its rights in respect of the Pledged Shares and/or the Ceded Rights.

8.	APPROPRIATION OF PROCEEDS

8.1.	The Debt Guarantor shall apply the net proceeds of all amounts received pursuant to the sale or other realisation of the Pledged Shares and/or the Ceded Rights (after deducting all properly evidenced costs and expenses incurred by the Debt Guarantor in relation to such realisation) in reduction or discharge, as the case may be, of the Pledgor’s obligations under the Secured Obligations.

8.2.	Any amount remaining thereafter shall be paid to the Pledgor provided that all of the Secured Obligations have been completely, unconditionally and irrevocably fulfilled, but by no later than 30 (thirty) days after the Discharge Date.

9.	AUTHORITY

If at any time while this Agreement is in force the Debt Guarantor becomes entitled to exercise its rights under Clause 7.1 (Realisation), the Pledgor hereby authorises and appoints the Debt Guarantor (or its nominee) irrevocably and in rem suam as the Pledgor’s attorney and agent in the Pledgor’s name, place and stead to sign and execute:

9.1.	any proxy in favour of the Debt Guarantor or its nominee to enable the Debt Guarantor or such nominee, as the case may be, to exercise any voting rights attaching to the Pledged Shares or any of them; and

9.2.	such documents as may be necessary:

9.2.1.	in order to render the Pledged Shares and/or the Ceded Rights or any of them negotiable including, without limitation, the signature of transfer declarations;

9.2.2.	to enable the Debt Guarantor to receive payment of the purchase price of the Pledged Shares and/or the Ceded Rights subject to the provisions of Clause 8 (Appropriation of proceeds); and

9.2.3.	to enable the Debt Guarantor to exercise any of its rights granted to it herein.

10.	DURATION

10.1.	This Agreement is a continuing covering security and will ipso facto terminate on the Discharge Date. In particular, this Agreement shall not terminate by reason solely of the fact that there may at any time be reduced obligations or debts owing by the Pledgor under the Finance Documents.

10.2.	The Debt Guarantor shall, within 5 (five) Business Days of receipt of a written request from the Pledgor, certify in writing that the Discharge Date has occurred (provided that the Discharge Date has in fact occurred).

11.	ADDITIONAL SECURITY

This Agreement is in addition to and not in substitution for any other Security or right held or hereafter to be held by the Debt Guarantor from any party in connection with the Secured Obligations or otherwise and the Debt Guarantor shall, without prejudice to its rights hereunder, be entitled to release any such additional Security held by it.

12.	PLEDGOR BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES

12.1.	The Pledgor agrees that on the Signature Date it will be bound in terms of this Agreement to the full extent hereof, despite the fact that:

12.1.1.	any intended additional Security from the Pledgor for the Secured Obligations may not be obtained or protected or may be released or may cease to be held for any other reason;

12.1.2.	any Finance Party may agree any variation or novation of any Finance Document (including any amendment providing for the increase in the amount of a Facility or an additional facility);

12.1.3.	the Debt Guarantor or any other Finance Party may grant any indulgence to any Obligor or may not exercise any one or more of its rights under the Finance Documents, either timeously or at all;

12.1.4.	any insolvency, administration, judicial management, business rescue, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings have been instituted by or against the Debt Guarantor or any other person;

12.1.5.	there is any fluctuation in or temporary extinction of the Secured Obligations;

12.1.6.	the Debt Guarantor received any dividend or other benefit in any liquidation or judicial management, compromise or composition; and

12.1.7.	any other fact or circumstance may arise (including any act or omission by the Debt Guarantor) on which the Pledgor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

12.2.	If the Pledgor suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, the Pledgor will have no claim against the Debt Guarantor or any Finance Party in respect thereof, unless such loss is caused by the gross negligence or wilful default of the Debt Guarantor or such Finance Party.

13.	PLEDGED SHARES AND CEDED RIGHTS TO BE KEPT FREE OF ENCUMBRANCES

The Pledgor shall at all times after the Signature Date, keep the Pledged Shares and the Ceded Rights free of encumbrances, and shall not prejudice, compromise, grant any indulgences or agree to vary the terms of any document creating or evidencing the Pledged Shares and the Ceded Rights without the prior written approval of the Debt Guarantor.

14.	EXEMPTION FROM LIABILITY

14.1.	Neither the Debt Guarantor nor any Finance Party and their respective officers, trustees, agents, beneficiaries, employees and advisors shall be liable for any loss or damage, whether direct, indirect, consequential or otherwise, suffered by the Pledgor arising from any cause in connection with this Agreement, whether the loss or damage results from breach of contract (whether total, fundamental or otherwise), delict, negligence or any other cause and whether this Agreement has been terminated or not, other than as a result of the Debt Guarantor or such Finance Party’s gross negligence or wilful misconduct.

14.2.	The Pledgor agrees to indemnify (and keep indemnified) and hold harmless the Debt Guarantor and each Finance Party and their respective officers, trustees, agents, beneficiaries, employees and advisors against any and all losses, claims, damages or liabilities (other than consequential damages), to which they or any of them may become subject under or in connection with this Agreement, and agrees to reimburse the Debt Guarantor or Finance Party for any properly evidenced legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Pledgor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the gross negligence or wilful misconduct of the Debt Guarantor or such Finance Party.

15.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by a manager of the Debt Guarantor (whose appointment need not be proved) as to the existence of and the amount of indebtedness by the Pledgor to the Debt Guarantor, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing related to the Pledgor’s indebtedness under the Finance Documents shall be prima facie proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgment or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleading or trial in any action instituted against the Pledgor arising herefrom.

16.	RENUNCIATION OF BENEFITS

The Pledgor hereby renounces the legal benefits and exceptions of excussion, division, non numeratae pecuniae, non causa debiti, revision of accounts and errore calculi, the Pledgor declaring itself to be fully acquainted with the full meaning and effect of this renunciation.

17.	STIPULATION

The provisions of this Agreement which are stipulated for the benefit of the Finance Parties (or any of them) or any of the other persons referred to in Clause 14 (Exemption from Liability) shall be capable of acceptance at any time without notice to any person.

18.	CESSION, ASSIGNMENT AND DELEGATION

The Pledgor shall not be entitled to cede, assign or transfer any of its rights, benefits and obligations under this Agreement to any person without the prior written consent of the Debt Guarantor.

19.	REMEDIES CUMULATIVE

19.1.	The rights of the Debt Guarantor under this Agreement:

19.1.1.	may be exercised as often as necessary;

19.1.2.	are cumulative and not exclusive of its rights under general law, and

19.1.3.	may be waived only in writing.

19.2.	Delay in exercising or non-exercise of any such rights is not a waiver of those rights.

20.	NOTICES AND DOMICILIA

20.1.	Each Party chooses the address set out opposite its name below as its address to which any written notice in connection with this Agreement may be addressed.

20.1.1.	in the case of Sibanye:

Libanon Business Park

1 Hospital Road (Off Cedar Ave)

Libanon

Westonaria

1779

Fax No:         (011) 278 9863

E-mail:          charl.keyter@sibanyegold.co.za

Attention:      Mr Charl Keyter

20.1.2.	in the case of the Debt Guarantor:

3rd Floor

200 on Main

Cnr Main and Bowwood Roads

Claremont

7708

Cape Town

Telefax No.: +27 86 673 3490

Attention: Managing Director

20.2.	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

20.3.	Any Party may by written notice to the other Parties change its chosen addresses and/or telefax number for the purposes of Clause 20.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the fourteenth day after the receipt of the notice by the addressees.

20.4.	Any notice given in terms of this Agreement shall:

20.4.1.	if sent by a courier service be deemed to have been received by the addressee on the 5th (fifth) Business Day following the date of such sending;

20.4.2.	if delivered by hand be deemed to have been received by the addressee on the date of delivery (if such date is a Business Day) or on the first Business Day thereafter (if such date is not a Business Day);

20.4.3.	if transmitted by facsimile be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission;

unless the contrary is proved.

20.5.	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

20.6.	Domicilia

20.6.1.	Each of the Parties chooses its address referred to in this Clause 20 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

20.6.2.	Each Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to Clause 20.4.

21.	SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

23.	WAIVER OF IMMUNITY

Each Party irrevocably and unconditionally waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

24.	SOLE AGREEMENT

The Agreement constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

25.	NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in this Agreement.

26.	EXTENSIONS AND WAIVERS

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any

Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of this Agreement.

27.	INDEPENDENT ADVICE

Each of the Parties acknowledges that they have been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Agreement and that they have either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Parties acknowledges that all of the provisions of the Agreement and the restrictions therein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with the Agreement.

28.	FURTHER ASSURANCES

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for the putting into effect or maintenance of the terms, conditions and import of this Agreement.

29.	AMENDMENTS

No amendment of the terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

30.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by South African law.

31.	JURISDICTION

31.1.	Each Party hereby irrevocably and unconditionally consents and submits to the jurisdiction of the Gauteng Local Division of the High Court, Johannesburg, South Africa (or any successor to that division) in regard to all matters arising from this Agreement (including a dispute relating to the existence, validity or termination of this Agreement, any Finance Documents to which it is a party or any non-contractual obligation arising out of or in connection with this Agreement or any Finance Document to which it is a party) (a Dispute).

31.2.	Each Party agrees that the Gauteng Local Division of the High Court, Johannesburg, South Africa (or any successor to that division) is the most appropriate and convenient court to settle Disputes and accordingly:

31.2.1.	it will not argue to the contrary;

31.2.2.	it hereby waives any objection to the jurisdiction of that court on the grounds of venue or forum non conveniens or any similar grounds; and

31.2.3.	it consents to service of process in any manner permitted by applicable law.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNED at Westonaria on this the 15 day of August 2014.

For and on behalf of
SIBANYE GOLD LIMITED

/s/ C Keyter
Signatory: C Keyter
Capacity: CFO
Who warrants his authority hereto

SIGNED at Cape Town on this the 15 day of August 2014.

For and on behalf of
OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED

/s/ T Ross-Gillespie Signatory: T Ross-Gillespie
Capacity: Director
Who warrants his authority hereto

SCHEDULE 1

FORM OF NOTICE AND ACKNOWLEDGEMENT TO NEWSHELF

NOTICE OF CESSION AND PLEDGE

To:	Newshelf 1114 Proprietary Limited (the Company);

From:	Sibanye Gold Limited (Sibanye).

Sibanye hereby gives the Company notice of the following:

1.	Sibanye has provided a cession and pledge in security in favour of the Debt Guarantor pursuant to the cession and pledge in security, a copy of which is attached (the Cession and Pledge).

2.	Terms and expressions defined in the Cession and Pledge shall bear the same meaning where used herein, unless otherwise defined herein.

3.	Pursuant to the Cession and Pledge, Sibanye has pledged all of its shares in the Company (the Pledged Shares) and, ceded in securitatem debiti to the Debt Guarantor all of its rights of any nature whatsoever to and interests of any nature whatsoever in the Pledged Shares, the Pledged Share Distributions, the Disposal Proceeds and the Shareholder Claims (as defined in the Cession and Pledge).

4.	With effect from the date upon which the Company is notified by the Debt Guarantor or its nominee in writing, all payments to be made to Sibanye in respect of the Ceded Rights shall be made by you directly into such bank account as may be notified in writing by the Debt Guarantor or its nominee in accordance with the terms of the Cession and Pledge.

5.	The Company hereby acknowledges and, to the extent required agrees to each of the undertakings given by Sibanye in clause 4 (Warranties, Representations and Undertakings by the Pledgor) of the Cession and Pledge.

6.	The Company hereby acknowledges and consents to the Cession and Pledge and undertakes in favour of the Debt Guarantor that upon receipt of notice from the Debt Guarantor or its nominee, all payments to be made to Sibanye in respect of the Pledged Shares and/or the Ceded Rights related thereto, shall be made into such account notified to the Company by the Debt Guarantor or its nominee.

7.	Kindly acknowledge the contents of this Notice of Cession and Pledge by signing the attached acknowledgement.

SIGNED at                                          on this the      day of                      2014.

For and on behalf of
SIBANYE GOLD LIMITED

Name:
Capacity:
Who warrants his authority hereto

ACKNOWLEDGEMENT

To:	Sibanye Gold Limited (Sibanye); and

And to:	Opiconsivia Trading 305 (RF) Proprietary Limited (the Debt Guarantor).

From:	Newshelf 1114 Proprietary Limited (the Company).

The Company hereby acknowledges receipt of the Notice of Cession and Pledge dated [—] 2014 by Sibanye and hereby irrevocably and unconditionally confirms its consent to, acknowledges and agrees to the terms and conditions thereof.

SIGNED at                                          on this the      day of                      2014.

For and on behalf of
NEWSHELF 1114 PROPRIETARY LIMITED

Name:
Capacity:
Who warrants his authority hereto